Exhibit 10.1
Chubb Limited
Director Restricted Stock Award Terms
under the
Chubb Limited 2016 Long-Term Incentive Plan

The Participant has been granted a Restricted Stock Award by Chubb Limited (the “Company”) under the Chubb Limited 2016 Long-Term Incentive Plan (the “Plan”). The Restricted Stock Award shall be subject to the following Restricted Stock Award Terms:
1.    Terms of Award. The following words and phrases used in these Restricted Stock Award Terms shall have the meanings set forth in this paragraph 1:

(a)	The “Participant” is [Insert Name].

(b)	The “Grant Date” is [Insert Date].

(c)	The number of “Covered Shares” is [Insert Number].
Other words and phrases used in these Restricted Stock Award Terms are defined in paragraph 9 or elsewhere in these Restricted Stock Award Terms.
2.    Restricted Period. Subject to the limitations of these Restricted Stock Award Terms, the “Restricted Period” for the Covered Shares shall begin on the day of the annual shareholders’ meeting held in 201X and end on the day before the annual shareholders’ meeting held in the immediately following year. Notwithstanding the foregoing, the Restricted Period shall end earlier to the extent set forth below:

(a)	The Restricted Period shall end upon the Date of Termination, if the Date of Termination occurs by reason of the Participant's death.

(b)	The Restricted Period shall end upon the Date of Termination, if the Date of Termination occurs by reason of the Participant’s Long-Term Disability.

(c)	The Restricted Period shall end upon a Change in Control, provided that such Change in Control occurs on or before the Date of Termination.
3.    Transfer and Forfeiture of Shares. Except as otherwise determined by the Committee in its sole discretion, the Participant shall forfeit the Covered Shares as of the Participant's Date of Termination, if such Date of Termination occurs prior to the end of the Restricted Period. If the Participant's Date of Termination has not occurred prior to the last day of the Restricted Period, then, at the end of such Restricted Period, the Covered Shares shall be transferred to the Participant free of all restrictions. For the avoidance of doubt, if the Date of Termination is the last day of the Restricted Period, the Covered Shares shall be transferred free of restrictions in accordance with the immediately preceding sentence.
4.    Withholding. All deliveries and distributions under these Restricted Stock Award Terms are subject to withholding of all applicable taxes to the extent, if any, that such withholding is required. At the election of the Participant, and subject to such rules and limitations as may be established by the Committee from time to time, such withholding obligations may be satisfied through the surrender of shares of Stock which the Participant already owns, or to which the Participant is otherwise entitled under the Plan; provided, however, that such shares may be used to satisfy not more than the Company's minimum statutory withholding obligation (based on minimum statutory withholding rates for Federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income).
5.    Transferability. Except as otherwise provided by the Committee, the Covered Shares may not be sold, assigned, transferred, pledge or otherwise encumbered during the Restricted Period.
6.    Dividends. The Participant shall be entitled to receive any dividends and distributions paid with respect to the Covered Shares that become payable or distributable during the Restricted Period (other than extraordinary dividends or distributions, as determined by the Committee); provided, however, that no dividends or distributions shall be payable or distributable to or for the benefit of the Participant for Covered Shares with respect to record dates occurring prior to the Grant Date, or with respect to record dates occurring on or after the date, if any, on which the Participant has forfeited those Covered Shares. Extraordinary dividends or distributions shall be vested in accordance with the same schedule as the shares to which such extraordinary dividends or distributions are attributable.
7.    Voting. The Participant shall be entitled to vote the Covered Shares during the Restricted Period to the same extent as would have been applicable to the Participant if the Participant was then vested in the shares; provided, however, that the Participant shall not be entitled to vote the shares with respect to record dates for such voting rights arising prior to the Grant Date, or with respect to record dates occurring on or after the date, if any, on which the Participant has forfeited those Covered Shares.
8.    Deposit of Covered Shares. Each certificate issued in respect of the Covered Shares granted under these Restricted Stock Award Terms shall be registered in the name of the Participant and, in the discretion of the Committee, may be held by the Company or a Related Company or deposited in a bank designated by the Committee. During the Restricted Period, certificates evidencing the Restricted Stock may be imprinted with the following legend: "The securities evidenced by this certificate are subject to the transfer restrictions, forfeiture restrictions and other provisions of the Restricted Stock Award Terms dated [Insert Date] between the Company and the Participant.
9.    Definitions. For purposes of these Restricted Stock Award Terms, words and phrases shall be defined as follows:
(a)    Change in Control. The term “Change in Control” shall be defined as set forth in the Plan.

(b)	Date of Termination. The “Date of Termination” means the date the Director resigns or otherwise ceases to perform services as a Director for the Company or a Related Company for any reason.

(c)	Director. The term “Director” means a member of the Board who is not an employee of the Company or a Related Company.

(d)
Long-Term Disability. A Participant shall be considered to have a “Long-Term Disability” if the Committee determines, using standards comparable to those used in any long-term disability plan of the Company, that the Participant would be eligible for long-term disability benefits if he or she participated in such plan.

(e)	Plan Definitions. Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Plan is similarly used in these Restricted Stock Award Terms.
10.    Heirs and Successors. These Restricted Stock Award Terms shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. If any benefits deliverable to the Participant under these Restricted Stock Award Terms have not been delivered at the time of the Participant’s death, such benefits shall be delivered to the Designated Beneficiary, in accordance with the provisions of these Restricted Stock Award Terms and the Plan. The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee in such form and at such time as the Committee shall require. If a deceased Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any rights that would have been exercisable by the Participant and any benefits distributable to the Participant shall be distributed to the legal representative of the estate of the Participant. If a deceased Participant designates a beneficiary and the Designated Beneficiary survives the Participant but dies before the complete distribution of benefits to the Designated Beneficiary under these Restricted Stock Award Terms, then any benefits distributable to the Designated Beneficiary shall be distributed to the legal representative of the estate of the Designated Beneficiary.
11.    Administration. The authority to manage and control the operation and administration of these Restricted Stock Award Terms shall be vested in the Committee, and the Committee shall have all powers with respect to these Restricted Stock Award Terms as it has with respect to the Plan. Any interpretation of these Restricted Stock Award Terms by the Committee and any decision made by it with respect to these Restricted Stock Award Terms are final and binding on all persons.
12.    Plan Governs. Notwithstanding anything in these Restricted Stock Award Terms to the contrary, these Restricted Stock Award Terms shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company; and these Restricted Stock Award Terms are subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan.
13.    Not An Employment Contract. The Restricted Stock Award will not confer on the Participant any right with respect to continuance of employment or other service with the Company or any Related Company, nor will it interfere in any way with any right the Company or any Related Company would otherwise have to terminate or modify the terms of such Participant’s employment or other service at any time.
14.    Notices. Any written notices provided for in these Restricted Stock Award Terms or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt. Notices shall be directed, if to the Participant, at the Participant’s address indicated by the Company’s records, or if to the Company, at the Company’s principal executive office.
15.    Fractional Shares. In lieu of issuing a fraction of a share, resulting from an adjustment of the Restricted Stock Award pursuant to paragraph 5.2(f) of the Plan or otherwise, the Company will be entitled to pay to the Participant an amount equal to the fair market value of such fractional share.
16.    Amendment. The Restricted Stock Award Terms may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written agreement of the Participant and the Company without the consent of any other person.

IN WITNESS WHEREOF, the Company has caused these presents to be executed in its name and on its behalf, all as of the Grant Date.
CHUBB LIMITED

By:
Its:

I hereby agree to all the terms, restrictions and conditions set forth in the Agreement:

Participant